Exhibit 10.1

LEASE

TENANT: RXI PHARMACEUTICALS

AND

LANDLORD: WESTBOROUGH OFFICE PARK BUILDING FIVE LP

1500 West Park Drive

Westborough, Massachusetts

14.3	Covenant of Quiet Enjoyment	21
14.4	Landlord’s Liability	21
14.5	Transfer of Title	22
14.6	Rules and Regulations	22
14.7	Additional Charges	22
14.8	Invalidity of Particular Provisions	23
14.9	Provisions Binding, etc.	23
14.10	Notices	23
14.11	When Lease Becomes Binding	23
14.12	Paragraph Headings	24
14.13	Rights of Mortgagee or Ground Lessor	25
14.14	Non-Disturbance Agreement	25
14.15	Status Report	25
14.16	Remedying Defaults	25
14.17	Holding Over	25
14.18	Waiver of Subrogation	26
14.19	Surrender of Premises	26
14.20	Brokerage	26
14.21	Governing Law	26

EXHIBITS

Exhibit BS - Building Services

Exhibit LW - Landlord’s Work Allowance

Exhibit OC - Operating Expenses

Exhibit FP - Floor Plan

L E A S E

THIS INSTRUMENT IS A LEASE, dated as of June 27, 2012 in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) known as Building Five in Westborough Office Park located at 1500 West Park Drive, Westborough, Massachusetts. The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1	INTRODUCTION. The following set forth basic data and, where appropriate, constitute definitions of the terms hereinafter listed.

1.2	BASIC DATA.

Landlord: Westborough Associates Building Five Limited Partnership.

Landlord’s Original Address:	c/o Robert Elder Associates 27 Congress Street, Suite 502 Salem, MA 01970

Tenant: RXi Pharmaceuticals Corporation

Tenant’s Original Address: 60 Prescott Street, Worcester, MA 01605

Basic Rent: $37,625 ($17.50 per square foot of Premises Rentable Area) per annum, as the same may be adjusted and/or abated pursuant to Section 12.1

Premises Rentable Area: Agreed to be 2,150 square feet.

Permitted Uses: General Office

Escalation Factor: N/A

Construction Completion Date: On or about July 1, 2012

Tenant’s Layout Plan: A plan dated May 17, 2012 prepared by Ranere Assoc.

Initial Term: From the Commencement Date through April 30, 2014.

Base Operating Expenses: N/A

Base Taxes: N/A

Brokers: CB Richard Ellis - N.E. Partners, L.P. and Grubb & Ellis, Inc.

1.3	ADDITIONAL DEFINITIONS.

Agent:	Westborough Associates Building Five Limited Partnership
c/o Miller & Favazzo Properties
27 Congress Street
Salem, MA 01970

Building Rentable Area: Agreed to be 79,475 s.f.

Business Days: All days except Saturday, Sunday, New Year’s Day, President’s Birthday, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday) and such other days that Tenant presently or in the future recognizes as holidays for Tenant’s general office staff.

Commencement Date: As defined in Section 4.1.

Default of Tenant: As defined in Section 13.1.

Escalation Charges: Intentionally Omitted.

Escalation Factor Computation: Intentionally Omitted.

Force Majeure: Collectively and individually, strike or other labor trouble, fire and other casualty, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies of labor resulting therefrom, of any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.

Initial Public Liability Insurance: $1,000,000 per occurrence (combined single limit) for property damage, bodily injury or death.

Land Parcel: The parcel of land, upon which the Building is situated, shown as Lot 6 and Lot 6.1 on a certain plan entitled “Compiled Plan of Land in Westborough, MA.

Landlord’s Work: As defined in Section 4.2.

Office Park: The entire development known as Westborough Office Park in which the Building is located and situated on approximately 137.9 acres of land located at West Park Drive and Streets, Westborough, MA.

Operating Expenses: Intentionally Omitted.

Operating Year: Intentionally Omitted.

Premises: A portion of the Building as shown on Exhibit FP annexed hereto.

Premises Useable Area: The carpeted area within the Premises.

Property: The Building and the Land Parcel (including all driveways, parking areas and sidewalks).

Substantial Completion Date: As defined in Section 4.2(b).

Tax Year: Intentionally Omitted

Taxes: Intentionally Omitted

Tenant’s Delay: As defined in Section 4.4.

Tenant’s Removable Property: As defined in Section 5.2.

Term of This Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.

ARTICLE II

PREMISES AND APPURTENANT RIGHTS

2.1	LEASE OF PREMISES. Landlord hereby demises and leases to Tenant for the Term of this Lease and upon the terms and conditions hereinafter set forth, and Tenant hereby accepts from Landlord, the Premises.

2.2	APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others, the common entrances, exits, roads and walkways of the Office Park, the parking areas and walkways of the Land Parcel, public or common lobbies, hallways, stairways and elevators and common walkways necessary for access to the Building, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.6 and to the right of Landlord to designate and change from time to time areas and facilities so to be used.

(b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows, except the inner surfaces of each thereof, and any space in the Premises used for shafts, stacks, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Tenant agrees that Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) interior storm windows, sub control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like. Tenant shall install and maintain, as Landlord may require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

ARTICLE III

BASIC RENT

3.1	PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Commencement Date without offset, abatement (except as provided in Section 12.1), deduction or demand, the Basic Rent. Such Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at Landlord’s Original Address, or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. Until notice of some other designation is given, Basic Rent and all other charges for which provision is herein made shall be paid by remittance payable to the Agent, and all remittance so received as aforesaid, or by any subsequently designated recipient, shall be treated as a payment to Landlord. In the event that any installment of Basic Rent is not paid when due, Tenant shall pay, in addition to any Escalation charges or other additional charges due under this Lease, at Landlord’s request an administrative fee equal to 1% of the overdue payment.

(b) Basic rent for any partial month shall be prorated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such date occurs plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE IV

COMMENCEMENT AND CONDITION

4.1	COMMENCEMENT DATE. The Commencement Date shall be the last to occur of:

(a) the Construction Completion Date without giving effect to any extension of same pursuant to Section 4.4, or

(b) the day following the date on which the Premises are ready for occupancy as provided in Section 4.2.

Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date. Not-with-standing the foregoing, Tenant shall be granted ten (10) days early access to the Premises, rent free, for the purpose of installing furniture, fixtures and tel/data systems.

4.2	PREPARATION OF THE PREMISES. (a) Landlord shall exercise all reasonable efforts to complete the work (Landlord’s Work) necessary to prepare the Premises for Tenant’s occupancy pursuant to Tenant’s Layout Plan and in accordance with Landlord’s Building Standard, but Tenant shall have no claim against Landlord for failure so to complete such Work except the right to terminate this Lease in accordance with Section 4.2(c). To the extent that the requirements of Landlord’s Work exceed the allowances set forth in Exhibit LW annexed hereto, Tenant shall pay the cost of such excess requirements to Landlord on the Commencement Date. Tenant shall execute a work letter confirming such excess costs prior to the time Landlord shall be required to commence work and Landlord shall commence no work for Tenant’s account prior to Landlord’s receipt of such letter.

(b) The Premises shall be deemed ready for occupancy on the first day (the “Substantial Completion Date”) as of which Landlord’s work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e., so-called “punch list” items) and Tenant has been given notice thereof. Landlord shall complete as soon as conditions permit all “punch list” items and Tenant shall afford Landlord access to the Premises for such purposes.

(c) If the Substantial Completion Date has not occurred by the Construction Completion Date (as it may be extended pursuant to Section 4.4) Tenant shall have the right to terminate this Lease by giving notice to Landlord, not later than thirty (30) days after the Construction Completion Date (as so extended), of Tenant’s desire to do so; and this Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after the giving of such notice, unless, within such 30-day period, Landlord substantially completes Landlord’s Work which completion shall void Tenant’s election to terminate; and such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such work within such time.

4.3	CONCLUSIVENESS OF LANDLORD’S PERFORMANCE. Except to the extent to which Tenant shall have given Landlord notice, not later than the end of the second full calendar month next beginning after the Commencement Date, of respects in which Landlord has not performed Landlord’s Work, Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Work. Except for Landlord’s Work, the Premises are being leased in their condition as is without representation or warranty by Landlord. Tenant acknowledges that it has inspected the Premises and common areas of the Building and, except for Landlord’s Work, has found the same satisfactory.

4.4	TENANT’S DELAYS. (a) If a delay shall occur in the Substantial Completion Date as the result of:

(i) any request by Tenant that Landlord delay in the commencement or completion of Landlord’s Work for any reason;

(ii) any change by Tenant in any of Tenant’s Layout Plan;

(iii) any other act or omission of Tenant or its officers, agents, servants, or contractors;

(iv) any special requirement of Tenant’s Layout Plan not in conformity with Landlord’s building standards; or then Tenant shall, from time to time and within ten (10) days after demand therefor, pay to Landlord for each day of such delay the amount of Basic Rent, Escalation Charges and other charges that would have been payable hereunder had the Commencement Date occurred immediately prior to such delay.

(b) The delays referred to in paragraph (a) are herein referred to collectively and individually as “Tenant’s Delay”.

(c) If, as a result of Tenant’s Delay(s), the Substantial Completion Date is delayed in the aggregate for more than thirty (30) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant and thereupon this Lease shall terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the cost theretofore incurred by Landlord in performing Landlord’s Work, plus an amount equal to Landlord’s out-of-pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount required to be paid pursuant to paragraph (a) through the effective termination date.

(d) The Construction Completion Date shall automatically be extended for the period of any delays caused by Tenant’s Delay(s) or Force Majeure.

4.5	RIGHT TO RELOCATE. Landlord reserves the right to relocate the Tenant into other comparable space in the building during the Term of the Lease. The comparable space will be not less than 2,000 s.f. nor more than 2,300 s.f. of Rentable Area and will be constructed to the same level of tenant improvements by the Landlord and the Annual Fixed Rent will be at the same rate per square foot as it was for the original Premises.

4.6	RENEWAL OPTION. Provided that Tenant is not then in default of any provision of this Lease and subject to existing rights of Health Plans, Tenant may renew the Lease for one (1) two-year term by giving six (6) months prior written notice to Landlord. The rental rate for this renewal period shall be at 95% of fair market rental rate.

ARTICLE V

USE OF PREMISES

5.1	PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses.

(b) Tenant agrees to conform to the following provisions during the Term of this Lease:

(i) Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with reasonable rules and regulations established by Landlord therefor;

(ii) Tenant shall not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or at any location in the Office Park, any signs, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to Building Standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which Tenant shall be entitled to have one (1) insertion identifying Tenant’s name and the location of the Premises in the Building. If space is available on the tenant directory, Tenant may request that Landlord place additional insertions naming Tenant’s personnel on such tenant directory, provided that Tenant shall pay a fee assessed by Landlord for each such additional insertion.

(iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or Office Park, or cause any offensive odors or loud noises or constitute a nuisance to any other tenant or tenants of other persons in the Building or Office Park;

(iv) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations;

(v) Tenant shall continuously, throughout the Term of this Lease, occupy the Premises for Permitted Uses.

5.2	INSTALLATIONS AND ALTERATIONS BY TENANT. (a) Tenant may make non-structural alterations, additions or improvements in or to the Premises provided that Tenant has first obtained Landlord’s prior written consent. Any such alterations, additions or improvements shall (i) be in accordance with complete plans and specifications approved by Landlord, (ii) be performed in a good and workmanlike manner and in compliance with all applicable laws, (iii) be made only by contractors or mechanics approved by Landlord, (iv) be made at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time designate, and (v) become part of the Premises and the property of Landlord.

Under no circumstances shall Tenant make any structural alterations to the Premises.

(b) All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its sole expense, shall repair any damage to the Building caused by such removal.

(c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic’s lien shall have been filed against the Property or the Office Park based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall forthwith take such action by bonding, deposit or payment as will remove or satisfy the lien.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1

PROHIBITION. (a) Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, except as expressly permitted by paragraphs (b) and (c) of this Section, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other then Tenant, or for any use or purpose other than a Permitted Use, or be subject (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting.

(b) Tenant shall be allowed to sublet during the Term of this Lease any portion of the Premises provided Landlord consents in writing in advance to such subletting. Landlord agrees not to withhold its consent to any subletting during the Term, provided that Tenant requests such consent in a writing which shall include the particular terms of the proposed sublet, and provided that (i) during the term of the sublet Tenant shall continue to occupy a portion of the Premises; (ii) at the time of Tenant’s request Tenant is not in default under this Lease; (iii) Landlord, in its sole discretion reasonably exercised, determines that the reputation, business, proposed use of the Premises by, and financial responsibility of, the proposed sublessee is satisfactory to Landlord; (iv) such sublease shall be in writing and its form shall be subject to the reasonable approval of the Landlord; (v) such sublease shall be subject and subordinate to this Lease, any ground lease of the Land Parcel or Building or both, and any first mortgage of the Land Parcel or Building or both; (vi) anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental of other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises; (vii) no right shall exist on the part of the sublessee to sublet further the sublet premises; (viii) such sublessee shall expressly assume all the obligations of this Lease on Tenant’s part to be performed as to the sublet space; (ix) such consent, if given, shall not release Tenant of any of its obligations (including, without limitation, its obligations to pay rent) under this Lease and Tenant’s liability after any such subletting shall be as to the subject space joint and several with the sublessee; and (x) Tenant shall reimburse Landlord promptly as additional rent for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to any such sublet. A consent to one subletting to any person or entity shall not be deemed as a consent to any subsequent subletting.

In the event that Tenant shall during the Term desire to sublet all or any portion of the Premises such that after the commencement of such sublet Tenant shall no longer be occupying any portion of the Premises, Tenant shall by advance notice to Landlord disclose all of the materials terms of such proposed sublet and in such notice also offer the entire Premises back to Landlord, subject to any sublets previously in effect and approved by Landlord as provided in this paragraph (b). If Landlord elects to accept such offer, Landlord shall so notify Tenant within thirty (30) days of the date of the aforesaid notice by Tenant, and this Lease shall end on that date selected by Landlord which shall be not less than thirty (30) nor more than ninety (90) days after the date of said notice by Landlord to Tenant. On or prior to such termination date Tenant shall pay to Landlord the Basic Rent and all other charges accrued under this Lease through such termination date. In the event that Landlord does not exercise such election within the time period above provided for, Tenant shall be permitted to enter into the proposed sublease provided that Tenant is not then in default under this Lease and provided that the conditions set forth in clauses (iii) through (x) of the next preceding paragraph are satisfied.

(c) The provisions of paragraph (a) of this Section shall apply to a transfer (by one or more transfers) of a majority of the stock or partnership interests or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease; but such provisions shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which all of Tenant’s assets are transferred or to any entity which controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such events (i) the assignee entity, and, in the event of a transfer of partnership interest(s), each assignee partner, agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting except as expressly permitted hereunder, and (ii) no such transfer shall relieve Tenant or in the event of a transfer of partnership interests, any of the transferring partners from its or their obligations hereunder and Tenant shall remain fully and primarily liable to Landlord therefor.

(d) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant, or occupant, and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupancy, as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. No assignment or subletting, or occupancy shall affect Permitted Uses. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.

ARTICLE VII

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES;

SERVICES TO BE FURNISHED BY LANDLORD

7.1	LANDLORD REPAIRS. (a) Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair, the roof, public areas, exterior walls (including interior glass) and structure of the Building (including all plumbing, mechanical and electrical systems installed by Landlord), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises of the Building caused by any act or neglect of Tenant, its invitees or contractors. The fact that Landlord is responsible for the foregoing repairs shall not be construed so as to prohibit the cost thereof from being included in Operating Expenses. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressed in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

7.2	TENANT’S AGREEMENT. (a) Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain. Without limitation, Tenant shall continually, during the Term of this Lease, maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directives, rules and regulations of the proper officers of governmental agencies having jurisdiction, and of the applicable board of fire underwriters, and shall, at Tenant’s own expense, obtain all permits, licenses and the like required by applicable law. Notwithstanding the foregoing or the provisions of Article XII, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Property or the Office Park caused by any act or neglect of Tenant, or its contractors or invitees (including any damage by fire or any other casualty arising therefrom).

(b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 14.19 being applicable to the costs thereof).

7.3

FLOOR LOAD - HEAVY MACHINERY. (a) Tenant shall not place a load exceeding 80 pounds per square foot of floor area, provided that if applicable law allows a maximum live load of less than 80 pounds per square foot of floor area,

Tenant shall not exceed such limit allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

(b) If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s license to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4	BUILDING SERVICES. Landlord shall provide the building services set forth in Exhibit BS.

ARTICLE VIII

REAL ESTATE TAXES

8.1	Intentionally Omitted.

ARTICLE IX

OPERATING EXPENSES

9.1	Landlord shall carry out Operating Expenses detailed in Exhibit OC at Landlord’s expense.

ARTICLE X

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1

TENANT’S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising: (i) from any accident, injury or damage whatsoever caused to any person, or to the property of any person, in or about the Premises; or (ii) from any accident, injury or damage occurring outside of the Premises but in the Office Park, where such accident, damage or injury results or is claimed to have resulted from an act or omission on the part of Tenant or Tenant’s agents or employees or independent contractors and, in either case, occurring after the date of this Lease, until the end of the Term of this lease, and for so long thereafter as Tenant may occupy the Premises or any part thereof. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees, at both the trial and appellate levels.

10.2	PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) under which Landlord, Agent (and such other persons as are in privacy of estate with Landlord as may be set out in a notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord, Agent, and those in privacy of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be non-cancelable and non-amendable with respect to Landlord, Agent, and Landlord’s said designees without thirty (30) days prior notice to Landlord and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section 1.3 or such greater amounts as Landlord shall from time to time request, and a duplicate original or certificate thereof shall be delivered to Landlord.

10.3	TENANT’S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property and the Office Park as Tenant is herein given the right to use at Tenant’s own risk; and Landlord shall have no responsibility or liability for any loss of or damage to Tenant’s Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is permitted by this Lease, or required by law, to make in or to any portion of the Premises or other sections of the Property, or the Office Park, or in or to the fixtures, equipment or appurtenances thereof. The provisions of this Section shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4	INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or Office Park or otherwise.

ARTICLE XI

LANDLORD’S ACCESS TO PREMISES

11.1	LANDLORD’S RIGHTS. Landlord shall have the right to enter the Premises at all reasonable hours for the purpose of inspections or making repairs to the same, and Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property.

ARTICLE XII

FIRE, EMINENT DOMAIN, ETC.

12.1	ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period in which, by reason of such damage, there is substantial interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any alterations, additions or improvements made by Tenant pursuant to Section 5.2) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

12.2	LANDLORD’S RIGHT OF TERMINATION. If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence), or if any part of the Property or of the access thereto is taken by any exercise of the right of eminent domain, the Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to Landlord’s election to do so within thirty (30) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

12.3

RESTORATION. If this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use due diligence to restore the Premises (excluding any alterations, additions or improvements made by Tenant) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of insurance proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within six months after the date of casualty, Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period. Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, with such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

12.4	AWARD. Landlord shall have and hereby reserves and accepts, and Tenant hereby grants and assigns to Landlord all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE XIII

DEFAULT

13.1	TENANT’S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default of Tenant”) shall happen:

(i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other charges hereunder when due and such failure shall continue for five (5) full Business Days after notice to Tenant from Landlord; or

(ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant satisfying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(iii) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(v) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant), trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(vi) If a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and if either (x) Tenant shall cure such Default within the applicable grace period or (y) Landlord shall, in its sole discretion, permit Tenant to cure such Default after the applicable grace period has expired, and an event which would constitute a similar Default if not cured within the applicable grace period shall occur more than once within the next 365 days, whether or not such event is cured within the applicable grace period;

then in any such case (1) if such Default of Tenant shall occur prior to the Commencement Date, this Lease shall ipso facto, and without further act on the part of Landlord, terminate, and (2) if such Default of Tenant shall occur after the Commencement Date, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of Notice of Intention to re-enter or to institute legal proceedings to that end.

(c) In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(d) In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 13.1, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Section 13.1 or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Basic Rent and escalation Charges accrued under this Lease in the twelve (12) months ended next prior to such termination plus the amount of Basic Rent, Escalation Charges and other charges of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 13.1 up to the time of payment of such liquidated damages.

(e) In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f) If a Guarantor of this Lease is named in Section 1.2, the happening of any of the events described in paragraphs (a)(iv) or (a)(v) of this Section 13.1 with respect to the Guarantor shall constitute a Default of Tenant hereunder.

(g) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

(h) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

13.2	LANDLORD’S DEFAULT. Landlord shall in no event be in default of the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1

HAZARDOUS MATERIALS. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 at seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these laws. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify

Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

14.2	WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights of remedies which Landlord may have against Tenant.

14.3	COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease, on payment of the Basic Rent and Escalation Charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, expressed or implied.

14.4	LANDLORD’S LIABILITY. (a) Tenant specifically agrees to look solely to Landlord’s then equity interest in the Property at the time owned, for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunction relief against Landlord or Landlord’s successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property.

(b) With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary, or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any other cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, nor shall any such failure give rise to any claim in Tenant’s favor that Tenant has been evicted, either constructively or actually, partially or wholly.

(c) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(d) With respect to any repairs, installations, or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance, interruption, or loss or damage to Tenant’s business arising therefrom.

14.5	TRANSFER OF TITLE. In the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all future covenants and obligations under this Lease, from and after such time of the transfer of title, except for the claims of Tenant against Landlord arising out of the events occurring prior to such transfer. Further provided that such successor Landlord shall not be liable or responsible for any acts or omissions of Landlord occurring prior to such transfer, also provided that the successor Landlord shall be responsible from and after the date of such transfer for the performance of all future covenants and obligations under this Lease.

14.6	RULES AND REGULATIONS. Tenant shall abide by rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants, of similar nature to the Tenant named herein, of the Building. Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced, but Landlord shall not be liable to Tenant for violation of the same by any other tenant or occupant of the Building, or of the Office Park, or persons having business with them. In the event that there shall be a conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control.

14.7	ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.8	INVALIDITY OF PARTICULAR PROVISIONS. If any term of provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extend permitted by law.

14.9	PROVISIONS BINDING, ETC.. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by those provisions of Article VI hereof.

14.10	NOTICES. Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered or certified mail, postage prepaid or by overnight messenger.

If intended for Landlord, addressed to Landlord at Landlord’s Original Address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at Tenant’s Original Address until the Commencement Date and thereafter to the Premises (or to such other address or addressed as may from time to time hereafter be designated by Tenant by like notice).

All such notices shall be effective when deposited in the United States Mail within the continental United States, provided that the same are received in ordinary course at the address to which the same were sent.

14.11	WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.12	PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meanings of the provisions of this Lease.

14.13	RIGHTS OF MORTGAGEE OR GROUND LESSOR. This Lease shall be subordinate to the first mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect. If this Lease is subordinate to the first mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, at the election of such holder (or successor) Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder (or successor) and Tenant. Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as such holder may request. Tenant further agrees to execute such instruments which would cause the first mortgage to be subordinate to the Lease, as such holder of the mortgage may request.

14.14	NON-DISTURBANCE AGREEMENT. The Ground Lessor and/or Mortgagee agree to provide to Tenant a Non-Disturbance Agreement after review and approval of the terms of this Lease Agreement.

14.15	STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will within ten (10) days furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

14.16	REMEDYING DEFAULTS. Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure of neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the prime rate in effect from time to time at Bank of America as an additional charge. Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid when due shall, at the option of Landlord, bear interest at a rate equal to 3% over the prime rate in effect at Bank of America from the date due thereof and shall be payable forthwith on demand by Landlord, as an additional charge.

14.17	HOLDING OVER. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to 1-1/2 times the Basic Rent in effect at the expiration of the Term of this Lease plus Escalation Charges and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

14.18	WAIVER OF SUBROGATION. Insofar as, and to the extent that, the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom) Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

14.19	SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, together with all alterations, additions and improvements which may have been made or installed in, or to the Premises prior to or during the Term of this Lease, excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of Tenant’s Removable Property and, to the extent specified by Landlord, all alterations and additions made by Tenant and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

14.20	BROKERAGE. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend same and indemnify Landlord against any such claim (except any claim by Broker).

14.21	GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:	Westborough Associates Building Five Limited Partnership

By:	1500 West Park, LLC

By:	/s/ Raymond W. Miller
Raymond W. Miller, as Manager

TENANT: RXI Pharmaceuticals

By:	/s/ Geert Cauwenbergh

EXHIBIT BS

BUILDING SERVICES

I.	CLEANING

A.	Office Area

Daily: (Monday through Friday, inclusive, holidays excepted.)

1.	Empty and clean all waste receptacles and ash trays and remove waste material from the Premises; wash receptacles as necessary.

2.	Sweep and dust mop all non-carpeted areas using a dust-treated mop.

3.	Hand dust and wipe clean with treated cloths all horizontal surfaces including furniture, office equipment, window sills, door ledges, chair rails, and convector tops, within normal reach.

4.	Wash clean all water fountains.

5.	Remove and dust under all desk equipment and telephones and replace same.

6.	Wipe clean all brass and other bright work.

7.	Hand dust all grill work within normal reach.

8.	Upon completion of cleaning, all lights will be turned off and doors locked, leaving the Premises in an orderly condition.

Weekly:

1.	Dust coat racks, and the like.

2.	Remove all finger marks from private entrance doors, light switches and doorways.

3.	Vacuum all rugs and carpeted areas.

Quarterly: Render high dusting not reached in daily cleaning to include:

1.	Dusting all pictures, frames, charts, graphs, and similar wall hangings.

2.	Dusting all vertical surfaces, such as walls, partitions, doors, and ducts.

3.	Dusting of all pipes, ducts and high moldings.

4.	Dusting of all venetian blinds.

B.	Lavatories

Daily: (Monday through Friday, inclusive, holidays excepted.)

1.	Sweep and damp mop floors.

2.	Clean all mirrors, powder shelves, dispensers and receptacles, bright work, flushometers, piping, and toilet seat hinges.

3.	Wash both sides of all toilet seats.

4.	Wall all basins, bowls, and urinals.

5.	Dust and clean all powder room fixtures.

6.	Empty and clean paper towel and sanitary disposal receptacles.

7.	Remove waste paper and refuse.

8.	Refill tissue holders, soap dispensers, towel dispensers, vending sanitary dispensers; materials to be furnished by Landlord.

9.	A sanitizing solution will be used in all lavatory cleaning.

Monthly:

1.	Machine scrub lavatory floors.

2.	Wash all partitions and tile walls in lavatories.

C.	Main Lobby, Elevators, Building Exterior and Corridors

Daily on Business Days:

1.	Sweep and wash all floors.

2.	Wash all rubber mats.

3.	Clean elevators, wash or vacuum floors, wipe down walls and corridors.

4.	Spot clean any metal work inside lobby.

5.	Spot clean any metal work surrounding Building Entrance doors.

Monthly:

All resilient tile floors in public areas to be treated equivalent to spray buffing.

D.	Window Cleaning

Windows of exterior walls will be washed as required but not less than three (3) times per year. Windows of atrium will be washed as required.

E.	Tenant requiring services in excess of those described above shall request same through Landlord, at Tenant’s expense.

II.	Heating, Ventilating, Air Conditioning

A.	Landlord shall, at its expense, furnish space heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises under normal business operation, daily from 8:00 am to 6:00 PM, Saturdays, Sundays and holidays excepted. HVAC service is available at other times at a cost of $50/hour.

B.	The air conditioning system is based upon an occupancy of not more than an average of one (1) person per 150 square feet of floor area, and upon a combined lighting and standard electrical load not to exceed 4.0 watts per square foot of useable area. In the event Tenant exceeds this condition or introduces onto the Premises equipment which overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord at Tenant’s expense.

III.	Water

Cold water at temperatures supplied by the Town of Westborough water mains for drinking, lavatory, kitchen, restaurant and toilet purposes and hot water for lavatory purposes only from regular Building supply at prevailing temperatures.

IV.	Electrical Service

A.	Landlord shall supply electrical capacity to the Premises to meet the reasonable requirements of Tenant for lighting and general office use. Electric energy required for lighting and office uses will be separately metered and billed to Tenant by National Grid.

B.	Landlord shall purchase and install, at Tenant’s expense (other than those in place at the Commencement Date), all lamps, tubes, bulbs, starters and ballasts.

V.	Maintenance of all materials supplied by Landlord.

VI.	Other Services

Landlord shall also provide:

A.	Passenger elevator service from the existing passenger elevator system in common with Landlord and other tenants in the Building.

B.	Hot water for lavatory purposes and cold water (at temperatures supplied by the municipality in which the Property is located) for drinking, lavatory and toilet purposes. If Tenant uses water for any purpose other than for ordinary lavatory and drinking purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and in default in making such payment Landlord may pay such charges and collect the same from Tenant as an additional charge.

C.	Free access to the Premises on Business Days from 8:00 am to 6:00 PM, subject to restrictions based on emergency conditions and restricted access at all other times under conditions imposed to provide security for the Building.

D.	A food and beverage service facility on the ground floor of the Building which will operate from 8:00 am to 3:00 PM on Business Days. The facility will serve coffee and pastry in the morning and soup and a limited sandwich menu for lunch.

EXHIBIT LW

LANDLORD’S WORK ALLOWANCE

All work shown in Layout Plan dated May 17, 2012 by Ranere Associates shall be supplied by Landlord at Landlord’s expense.

A.	Interior partitions as shown on Exhibit A. All partitions are insulated for speech privacy.

B.	Cherry veneer full height doors in like new condition, aluminum frames and sidelites with chrome lever handled locksets on all seven offices, data/server room and entrance door, all as shown on Exhibit A.

C.	Regressed spline 2’ x 2’ ceiling throughout in like new condition.

D.	Provide two duplex outlets and one telephone outlet for each office or conference room.

E.	Separate circuit outlets to serve copier and telephone equipment.

F.	Overhead 2’ x 2’ ultra-low brightness light fixtures based on an allowance of one fixture per 75 feet of rentable area.

G.	Fully-recessed sprinkler heads, as required by Building Codes.

H.	Shampoo existing carpet and add new coordinated carpeting to reception area and conference room.

I.	Repaint the entire space including the wall covering in hallway.

J.	Install new sink and water supply to Tenant’s coffee maker, as shown on Exhibit A.

The cost of installation of Tenant’s improvements in excess of the foregoing Landlord’s Work Allowances shall be borne by Tenant.

EXHIBIT OC

OPERATING EXPENSES

Without limitation, Operating Expenses shall include:

1.	All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, and its mechanical systems including, without limitation, day and night supervisors, property manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on another property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.	The cost of services, utilities, materials and supplies furnished or used in the operation, repair, maintenance, cleaning, management and protection of the Property, including, without limitation, fees, if any, imposed upon Landlord, or charged to the Property or the Office Park are by the state or municipality in which the Property or the Office Park are located on account of the need of the Property or the Office Park for increased or augmented public safety services.

3.	The cost replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.	Where the Property is managed by Landlord or an affiliate of Landlord, a sum equal to the amounts customarily charged by management firms in the Boston area for similar properties, but in no event more than three percent (3%) of gross annual income whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts accrued for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Building.

5.	Premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional mortgagees in the Boston area for similar properties, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.	If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, for any energy savings device such that the money savings achieved in energy consumption through utilization of such device exceeds the annual operating cost of such device and the annual charge-off of the capital expenditure therefore, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses in each succeeding Operating Year the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practice in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer use charges, and other utilities supplied to the Property which are not paid for directly by tenants.

8.	Betterment assessments, provided the same are apportioned equally over the longest period permitted by law.

9.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

10.	Amounts payable by Landlord as Landlord’s contribution to the expenses of operation, repair, replacements, maintenance, cleaning, management and protection of common areas of the Office Park. Such amounts shall include, without limitation, utility charges, insurance and maintenance, repair and replacement of common utility systems, roadways and landscaping.

11.	Amounts payable by Landlord as may be required to subsidize food service operation.

12.	Proportionate share of the cost of landscape maintenance and snow plowing of the main access road and other common areas of Westborough Office Park.